Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penford Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-167010 and 333- 104509) on Form S-3 and registration statements (Nos. 333-182753, 333-133160, 333-92356, 333-23433, and 033-58799) on Form S-8 of Penford Corporation of our report dated November 8, 2012, except as to Note 2, which is as of July 8, 2013, with respect to the consolidated balance sheets of Penford Corporation and subsidiaries as of August 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the three-year period ended August 31, 2012, and our report relating to the effectiveness of internal control over financial reporting as of August 31, 2012 dated November 8, 2012, except for the restatement of the effectiveness of internal control over financial reporting for the material weakness related to the accounting for the classification of by-products sales, which is as of July 8, 2013, which reports appear in the August 31, 2012 annual report on Form 10-K/A of Penford Corporation. Our report dated November 8, 2012, except as to Note 2, which is as of July 8, 2013, with respect to the consolidated balance sheets as of August 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the three-year period ended August 31, 2012, refers to a restatement to correct for errors in accounting for the classification of by-products sales.

Our report dated November 8, 2012, except for the restatement of the effectiveness of internal control over financial reporting for the material weakness related to the accounting for the classification of by-products sales, which is as of July 8, 2013, on the effectiveness of internal control over financial reporting as of August 31, 2012, expresses our opinion that Penford Corporation did not maintain effective internal control over financial reporting as of August 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the monitoring of changes in the significance of on-going accounting policies where direct authoritative accounting guidance was not available was identified and included in management’s assessment.

Our report dated November 8, 2012, except for the restatement of the effectiveness of internal control over financial reporting for the material weakness related to the accounting for the classification of by-products sales, which is as of July 8, 2013, on the effectiveness of internal control over financial reporting as of August 31, 2012, contains an explanatory paragraph that states the scope of Penford Corporation’s assessment included all of the subsidiaries of Penford Corporation except for Penford Carolina, which acquired the Carolina Starches businesses on January 11, 2012. The consolidated sales for the year ended August 31, 2012 were $433.2 million, as restated, including $14.7 million of Penford Carolina sales. The consolidated total assets at August 31, 2012 were $236.0 million, including Penford Carolina assets of $11.3 million. Our audit of internal control over financial reporting of Penford Corporation also excluded an evaluation of the internal control over financial reporting of Penford Carolina.

/s/ KPMG LLP

Denver, Colorado

July 8, 2013